Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of Inspire Veterinary Partners, Inc. (the “Company”) of our report dated April 7, 2023 relating to the consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended which appear in such Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

(Formerly Paris, Kreit & Chiu CPA LLP)

Los Angeles, California

April 25, 2023